SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
November 5, 2002

Commission File No. 001-11155

WESTMORELAND COAL COMPANY
(Exact name of registrant as specified in its charter)

Delaware	23-1128670
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14th Floor, 2 North Cascade Avenue, Colorado Springs, CO 80903
(Address of principal executive offices)                               (Zip Code)

Registrant’s telephone number, including area code: (719) 442-2600

Item 5. Other Events.

The Company announced on Novemer 1, 2002 that it has received a $1.1 million payment from the U.S. Army in connection with a favorable judgment in litigation between the Army and the Ft. Drum Power Project.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

          (c) Exhibits

          Exhibit 99.1 - Press release dated November 1, 2002.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WESTMORELAND COAL COMPANY

Date: November 5, 2002	By: /s/ Ronald H. Beck
Ronald H. Beck
Vice President - Finance and Treasurer
(A Duly Authorized Officer)

EXHIBIT 99.1

Westmoreland Receives
$1.1 Million Award in Power Project Dispute

Colorado Springs, CO – November 1, 2002 -- Westmoreland Coal Company (AMEX: WLB) announced today that it has received a $1.1 million payment from the U.S. Army in connection with a favorable judgment in litigation between the Army and the Ft. Drum Power Project, the first power project developed by Westmoreland Energy. The judgment relates to the Army’s previous withholding of payments for high temperature water produced by the Ft. Drum Power Project and delivered to the Ft. Drum Army Base in New York pursuant to a contract between the Army and the Ft. Drum Power Project Partnership. The Army elected not to appeal an April, 2002 decision of the Administrative Hearing Officer which had determined that the Army inappropriately withheld the payments. Westmoreland Energy LLC sold its interest in the Fort Drum Power Project in 2001, but retained its rights to any award related to the dispute.

Westmoreland Coal Company is the oldest independent coal company in the United States and was ranked among the top ten U.S. coal producers in 2001. Westmoreland’s coal operations include Powder River Basin coal mining in Montana and lignite mining operations in Montana, Texas and North Dakota. The Company also owns interests in three independent power projects and owns a 20% interest in Dominion Terminal Associates, a coal shipping and terminal facility in Newport News, Virginia. Westmoreland is implementing a growth strategy dedicated to meeting America’s dual goals of low-cost power and a clean environment through the acquisition and development of complementary, niche opportunities in coal, power and other segments of the energy sector.

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Contact: Diane Jones (719) 442-2600